Exhibit 4.1

SECOND AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of January 24, 2020 (“Second Amendment”), by and between J. C. Penney Company, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of January 27, 2014, as amended by that certain First Amendment to Amended and Restated Rights Agreement, dated as of January 23, 2017 (as amended, the “Rights Agreement”);
WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Second Amendment complies with Section 27 of the Rights Agreement; and
WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to extend the term thereof as further described herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Section 7(a) of the Rights Agreement shall be amended and restated in its entirety as follows:

“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, and an amount equal to any tax or charge required to be paid under Section 9(e) hereof, at or prior to the earliest of (i) 5:00 P.M., New York, New York time, on January 25, 2023 or such later date as may be established by the Board prior to the expiration of the Rights as long as the extension is submitted to the stockholders of the Company for ratification at the next succeeding annual meeting of the stockholders of the Company (such date, as it may be extended by the Board, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights may be exchanged as provided in Section 24 hereof, (iv) the close of business on the effective date of the repeal of Section 382 of the Code if the Board determines that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (v) the close of business on the first day of a taxable year of the Company to which the Board of Directors of the Company determines that no Tax Benefits may be carried forward, or (vi) immediately following the final adjournment of the first annual meeting of the stockholders of the Company after January 24, 2020 if stockholder approval of the Final Expiration Date has not been received prior to such time (the earliest of (i) - (vi) being herein referred to as the “Expiration Date”).”

2.	Except as expressly provided in this Second Amendment, all of the terms and provisions of the Rights Agreement shall remain in full force and effect.

3.
This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Second Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

4.
This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date first set forth above.

J. C. PENNEY COMPANY, INC.

By:	/s/ Brandy L. Treadway
Name:	Brandy L. Treadway
Title:	SVP, General Counsel and Secretary

COMPUTERSHARE INC.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Senior Manager, Contract Operations